    As filed with the Securities and Exchange Commission on November 19, 1997
                                            Registration Statement No. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-3
                             ----------------------

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                           THE LEARNING COMPANY, INC.
             (Exact name of registrant as specified in its charter)
                             ----------------------

                  DELAWARE                              94-2562108
        (State or other jurisdiction        (I.R.S. Employer Identification No.)
     of incorporation or organization)

                              ONE ATHENAEUM STREET
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 494-1200
                        (Address, including zip code, and
                     telephone number, including area code,
                            of registrant's principal
                               executive offices)
                             ----------------------

                                 NEAL S. WINNEG
                       VICE PRESIDENT AND GENERAL COUNSEL
                           THE LEARNING COMPANY, INC.
                              ONE ATHENAEUM STREET
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 494-1200
                     (Name, address, including zip code, and
                     telephone number, including area code,
                              of agent for service)


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / 333-_______.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / 333-__________.


         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                             ----------------------

                         CALCULATION OF REGISTRATION FEE

                                                                      Proposed           Proposed
             Title of Each Class of                    Amount          Maximum           Maximum
           Securities to be Registered                 to be       Offering Price       Aggregate          Amount of
                                                     Registered       Per Share       Offering Price    Registration Fee
Common Stock, $.01 par value per share........... 2,735,081 (1)    $17.66 (2)         $48,301,530 (2)   $14,637

(1) Consists of (i) 709,976 shares of Common Stock issued in connection with the acquisition of Learning Services, Inc. on September 19, 1997;
         (ii) 1,069,286 shares of Common Stock issued in connection with the acquisition of Skills Bank Corporation on September 29, 1997; and (iii) 955,819 shares of Common Stock issued in connection with the acquisition of Microsystems Software, Inc. on October 2, 1997.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the New York Stock Exchange on November 13, 1997.

                             ----------------------

         THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 19, 1997


PROSPECTUS

                           THE LEARNING COMPANY, INC.


                        2,735,081 SHARES OF COMMON STOCK

                              ---------------------

         This prospectus covers the offer and sale (the "Offering") of 2,735,081 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of The Learning Company, Inc. (the "Company"). The Shares may be offered and sold from time to time for the account of certain stockholders of the Company (the "Selling Stockholders"). See "The Selling Stockholders." The Shares were issued to the Selling Stockholders in connection with acquisitions by the Company of Learning Services, Inc. ("Learning Services"), Skills Bank Corporation ("Skills Bank") and Microsystems Software, Inc. ("Microsystems") on September 19, 1997, September 29, 1997 and October 2, 1997, respectively.

         An aggregate of 709,976 shares of Common Stock that may be sold in the Offering were issued by the Company to the sole stockholder of Learning Services in connection with the Company's acquisition of Learning Services pursuant to the terms of a stock purchase agreement. An aggregate of 1,069,286 shares of Common Stock that may be sold in the Offering were issued to the stockholders of Skills Bank in connection with the acquisition by the Company of Skills Bank pursuant to the terms of a merger agreement. The remaining 955,819 shares of Common Stock that may be sold in the Offering were issued to the stockholders of Microsystems (the "Microsystems Stockholders") in connection with the acquisition by the Company of Microsystems pursuant to the terms of an agreement and plan of merger. See "The Acquisitions."

         The Company will not receive any of the proceeds from the sale of the Shares covered by this Prospectus. The Company will bear all costs (excluding any underwriting discounts and commissions or expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in taking possession of or disposing of the Shares), fees and expenses incurred in effecting the registration of the Shares covered by this Prospectus, including, without limitation, all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Company, fees and expenses of accountants for the Company, printing expenses and blue sky fees and expenses.

         The Shares covered by this Prospectus may be sold from time to time by the Selling Stockholders, or by their pledgees, donees, transferees or other successors in interest, in the over-the-counter market, through the writing of options on the Shares, in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution."

         The Selling Stockholders and intermediaries through whom the Shares are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. The Company and the Microsystems Stockholders have agreed to certain indemnification arrangements with respect to the Offering. See "Plan of Distribution."

         The Company's Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "TLC." On November 13, 1997, the closing sale price of the Common Stock on the NYSE was $17.8125 per share.

                             ----------------------

               THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE
                OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                             ----------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
              OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.
                              ---------------------

               The date of this Prospectus is November ___, 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy and information statements and other information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Company is required to file electronic versions of these documents through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, supplements, exhibits and schedules thereto, the "Registration Statement") under the Securities Act, with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Shares, reference is made to such Registration Statement. Statements contained in this Prospectus regarding the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission at prescribed rates.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference:

                  (i) The Company's Current Report on Form 8-K dated March 21, 1997, filed with the Commission on March 21, 1997;

                  (ii) The Company's Annual Report on Form 10-K for the year ended January 4, 1997, filed with the Commission on April 4, 1997;

                  (iii) Amendment No. 1 to the Company's Annual Report on Form 10-K/A for the year ended January 4, 1997, filed with the Commission on May 5, 1997;

                  (iv) The Company's Current Report on Form 8-K dated April 30, 1997, filed with the Commission on May 14, 1997;

                  (v) The Company's Quarterly Report on Form 10-Q for the quarter ended April 5, 1997, filed with the Commission on May 19, 1997;

                  (vi) The Company's Quarterly Report on Form 10-Q for the quarter ended July 5, 1997, filed with the Commission on August 19, 1997;

                  (vii) The Company's Current Report on Form 8-K dated, August 26, 1997, filed with the Commission on September 3, 1997;

                  (viii) The Company's Preliminary Proxy Statement for the Annual Meeting of Stockholders to be held on October 28, 1997, filed with the Commission on September 11, 1997;

                  (ix) The Company's Definitive Proxy Statement for the Annual Meeting of Stockholders to be held on December 4, 1997, filed with the Commission on October 24, 1997;

                  (x) The Company's Quarterly Report on Form 10-Q for the quarter ended October 4, 1997, filed with the Commission on November 18, 1997; and

                  (xi) The Company's Registration Statement on Form 8-A, filed with the Commission on October 29, 1996.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Shares registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). All such requests shall be directed to: The Learning Company, Inc., One Athenaeum Street, Cambridge, Massachusetts 02142, Attention: Secretary, Telephone: (617) 494-1200.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         Certain statements in this Prospectus and in the documents incorporated herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 2B of the Exchange Act. For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "plans," "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements.
These factors include those set forth in "Risk Factors" herein.

                                   THE COMPANY

         The Learning Company, Inc. (the "Company") develops and publishes a broad range of high quality consumer software for personal computers ("PCs") that educate across every age category, from young children to adults. The Company's primary emphasis is in education and reference software, but it also offers a selection of lifestyle, productivity and, to a lesser extent, entertainment products, both in North America and internationally.

         The Company's families of educational products are principally sold under The Learning Company and Minnesota Educational Computing Corporation ("MECC") brands and include, among other products, the "Reader Rabbit" family, "Trail" family, "Writing and Creativity Tools" family, "College Prep" family, and the "Foreign Languages" family. In addition to consumer versions, the Company also publishes school editions of a number of these products. The Company's reference products include a line of Compton's Home Library branded products (including Compton's Interactive Encyclopedia) as well as the American Heritage Talking Dictionary, Mosby's Medical Encyclopedia and BodyWorks. The Company's premium productivity and lifestyle products are largely published under the SoftKey brand. The Company also publishes lower priced boxed products under the "Key" brand and a line of budget, jewel-case only products under the "Platinum" brand.

         The Company distributes its products through retail channels, including direct sales to computer electronics stores, office superstores, mass merchandisers, discount warehouse stores and software specialty stores which control over 23,000 North American storefronts. The Company also sells its products directly to consumers through the mail, telemarketing and the Internet, and directly to schools. The Company's international sales are conducted from subsidiaries in Germany, France, Holland, Ireland, the United Kingdom, Australia and Japan. The Company also derives revenue from licensing its products to original equipment manufacturers ("OEMs") which bundle the Company's products for sale with computer systems or components and through on-line offerings.

         The Company's strategy is to develop and publish a broad range of high quality software products with significant unit-volume potential and to continuously introduce these new products through a wide variety of established and emerging distribution channels worldwide. Other key elements of this strategy include focusing on consumer software that is broadly sold at multiple price points, building strong relationships with the retail channel, acquiring complementary products, technologies and businesses and enhancing brand awareness and customer loyalty.

         The Company has a history of acquiring companies in order to broaden its product lines and sales channels. In May 1996, the Company consummated the acquisition of MECC. That acquisition, together with the acquisitions in December 1995 of The Learning Company and Compton's NewMedia, Inc. ("Compton's NewMedia"), marked the completion of a strategic initiative launched by the Company in 1995 to expand its educational software franchise. See "The Acquisitions."

         The Company was incorporated in California in October 1978 and reincorporated in Delaware in October 1986. In February 1994, the Company, which was then known as WordStar International Incorporated, completed a three-way business combination with SoftKey Software Products Inc. and Spinnaker Software Corporation in which the Company changed its name to SoftKey International Inc. In October 1996, the Company changed its name to The Learning Company, Inc. to reflect its expanded emphasis on educational software. The Company's executive offices are located at One Athenaeum Street, Cambridge, Massachusetts 02142. Its telephone number is (617) 494-1200, and its internet web site is located at http:/www.learningco.com. "The Learning Company, Inc." and all of the Company's logos and product names are trademarks of the Company.

                                  RISK FACTORS

         The Shares offered hereby involve a high degree of risk. The following risk factors should be considered carefully in addition to the other information included or incorporated by reference in this Prospectus before purchasing the Shares offered hereby.

INTENSE COMPETITIVE ENVIRONMENT

         The PC consumer software industry is intensely competitive and is characterized by rapid changes in technology and customer requirements. The changing nature of the consumer software industry and rapidly changing demand for products make it difficult to predict the future success of the Company in the business of producing packaged software products for the retail market. The Company competes for retail shelf space and general consumer awareness with a number of companies that market software products. The Company encounters competition from both established companies, including the largest companies in the industry, and new companies that may develop comparable products. A number of the Company's competitors and potential competitors possess significantly greater capital, marketing resources and brand recognition than the Company. Rapid changes in technology, product obsolescence and advances in computer software and hardware require the Company to develop or acquire new products and to enhance its existing products on a timely basis. The Company's marketplace has recently experienced a higher emphasis on on-line and Internet related services and content tailored for this new delivery vehicle. To the extent that demand increases for on-line products and content, the demand for the Company's existing products and future performance may change. Furthermore, competitive pressures have resulted in price reductions throughout the industry with the result that industry-wide operating margins are likely to be adversely affected.

         Many large companies with sophisticated product marketing and technical abilities and financial resources that do not presently compete with the Company may enter the PC software market. For example, technology companies have begun to acquire greater access to content, and content-oriented companies have begun to acquire greater technological capabilities. Competitors in these areas include CUC Software, a division of CUC International Inc., Microsoft Corporation, Mattel, Sony, The Walt Disney Company, Viacom, IBM/Eduquest, Fisher-Price, Jostens, Electronic Arts, Mindscape, GT Interactive Software and Broderbund Software, Inc. To the extent that competitors achieve a performance, price or distribution advantage, the Company could be adversely affected. Increased consolidation in the consumer software industry creates new, larger competitors and may impact future growth potential and performance.

         There is no assurance that the Company will have the resources required to respond to market or technological changes or to compete successfully in the future.

INTENSE COMPETITION FOR DISTRIBUTION CHANNELS

         The Company competes with other companies for access to retail shelf space and inclusion in OEM sales programs. Competition in this aspect of the industry is intense, and the type and number of distribution channels is increasing to include non-traditional software retailers such as book, music, video, magazine, toy, gift, convenience, drug and grocery store chains. Additionally, as technology changes, the type and number of distribution channels will further change and new types of competitors, such as cable or telephone companies, are likely to emerge.

         The traditional channels of distribution in the software industry have experienced increasing concentration during the past several years, in particular with respect to PC chain stores and software distributors. With increasing concentration in the traditional channels of distribution, the Company's customers have increased leverage in negotiating favorable terms of sale, including price discounts and product return policies. There can be no assurance that the Company will be able to continue to have access to sufficient retail marketing distribution channels or obtain adequate distribution for all of its products in the future. Accordingly, such concentration may have an adverse effect in the future on the profitability of the Company's operations.

         Regardless of the retail strategy chosen by the Company, the retail channels of distribution available for products are expected to be subject to rapid changes as retailers and distributors enter and exit the software market segments or alter their product inventory preferences. Other types of retail outlets and methods of product distribution may become important in the future. These new methods may include delivery of software using on-line services or the Internet, which will necessitate certain changes in the Company's business and operations, including without limitation addressing operational challenges such as improving download time for pictures, images and programs, ensuring proper regulation of content quality and developing sophisticated security for transmitting payments. Should on-line distribution channels increase, the Company will be required to modify its existing technology bases in order for its products to be compatible and remain competitive. It is critical to the success of the Company that, as these changes occur, it maintain access to those channels of distribution offering software in its market segments.

ACQUISITIONS, BUSINESS COMBINATIONS AND STRATEGIC ALLIANCES

         The Company has historically expanded its business through, among other strategies, acquisitions, business combinations and strategic alliances. Moreover, the consumer software industry as a whole has recently experienced consolidation. The Company believes that its customers will in the future demand that the Company offer increasing numbers of titles throughout the range of product categories. The Company believes that in many cases the most efficient means to acquire such titles or the ability to develop or license such titles is to enter into acquisitions, business combinations or strategic alliances with consumer software companies and others.

         The Company continuously evaluates and considers other businesses of varying sizes as potential strategic partners and candidates for acquisition (whether negotiated or non-negotiated) and continuously engages in discussions with certain businesses in pursuit of possible transactions. Certain of these businesses may be substantial in size as compared to the Company. There can be no assurance that the Company will enter into any such transaction or, if the Company does identify and consummate such a transaction, that the transaction will enable the Company to achieve its goals.

         Acquisitions or business combination transactions that would result in further expansion of the Company's business in the entertainment and educational product areas may result in a higher degree of product acceptance risk and longer development cycles for the Company's products. In addition, companies that develop entertainment software (for PC, Sega, Nintendo and 3DO platforms) typically experience lower gross margins than the Company has experienced from its current operations. Further, should purchase accounting be used by the Company for future acquisitions or business combination transactions, such accounting treatment may result in large, one-time expense charges for in-process research and development costs and short amortization periods for acquired technology and other intangible assets acquired in the transaction.

         Competition for suitable acquisitions, business combinations and strategic alliances and the cost of these transactions have recently been increasing. The future availability of desirable prospects for these transactions in the computer software industry is uncertain. In addition, assuming that the Company is able to identify appropriate transaction prospects, the execution and implementation of acquisitions, business combinations and strategic alliances involves a significant time commitment from senior management and can result in large restructuring costs. There can be no assurance that suitable opportunities will be identified, that transactions can be consummated or that assets, businesses or relationships acquired in such transactions can be integrated successfully into the Company's operations.

LEVERAGE

         As of November 15, 1997, the Company has outstanding $303,650,000 principal amount of 5 1/2% Senior Convertible Notes due 2000 (the "Senior Convertible Notes") and $150,000,000 principal amount of Convertible/ Exchangeable Notes due 2000 held by Tribune Company (the "Tribune Notes"; collectively with the Senior Notes, the "Notes"). The Company has entered into an agreement to purchase for 750,000 shares of Series A Convertible Participating Preferred Stock, $.01 par value per share, of the Company (the "Preferred Stock"), the Tribune Notes from certain purchasers who have agreed to purchase the Tribune Notes from the Tribune. The repurchase of the Tribune Notes is subject to certain conditions, including approval of the Company's stockholders of the sale and issuance of the Preferred Stock, and there can be no assurance that such transaction will be completed. The Senior Convertible Notes and, if they are not repurchased, the Tribune Notes will be redeemable by the Company on or after November 2, 1998 at declining redemption prices. If the holders of the Senior Convertible Notes and, if not repurchased, the Tribune Notes do not convert the Notes held by them into Common Stock, there can be no assurance that the Company's operating cash flow will be sufficient to meet its debt service requirements, or that the Company will be able to repay the Notes at maturity or in accordance with their respective terms or to refinance the Notes on favorable terms or at all.

MANAGEMENT OF GROWTH; INTEGRATION OF ACQUIRED BUSINESSES; KEY EMPLOYEES

         The Company is currently experiencing a period of rapid growth that is placing and will likely continue to place a strain on the Company's financial, management and other resources in the future. The Company's ability to continue to manage its growth effectively will require it, among other things, to continue to improve its operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. If the Company's management becomes unable to manage growth effectively, the Company's business, operating results and financial condition could be adversely affected. For example, over the past two years, the Company has acquired The Learning Company, Compton's NewMedia, Compton's Learning Company, MECC, Learning Services, Skills Bank and Microsystems, among other companies, and has signed an agreement to acquire Creative Wonders LLC. Should certain key employees not be retained, future operating results may be adversely affected.

         Additionally, as a result of such acquisitions, the Company faces challenges relating to integration of operations such as coordinating geographically separate organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. The process of combining organizations may cause an interruption of, or a loss of momentum in, the activities of the Company's business, which could have an adverse effect on the revenues and operating results of the Company, at least in the near term.

         The ability of software companies with significant internal development and marketing capabilities to continue to manage growth, develop competitive new products and respond to rapid technological change depends on an ability to attract, motivate, manage and retain talented developers, product marketers and other employees with valuable technological and marketing expertise. The Company's educational software products require a substantially larger internal development and marketing staff than its operations had previously required. If the Company is unable to attract, motivate, manage and retain such employees, the Company's results of operations will likely be adversely affected.

NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE

         The Company operates in a highly competitive and technology driven environment. The consumer software industry is undergoing substantial change and is subject to a high level of uncertainty. Software companies must continue to develop or acquire new products or upgrade existing products on a timely basis to sustain revenues and profitable operations. Factors contributing to the short life span of PC software have included rapid technological change and an expanded demand for content-rich products. Software companies must continue to create or acquire innovative new products reflecting technological changes in hardware and software and translate current products into newly accepted hardware and software formats, in order to gain and maintain a viable market for their products. PC hardware, in particular, is steadily advancing in power and function, expanding the market for increasingly complex and flexible software products. This has also resulted in longer periods necessary for research and development of new products and a greater degree of unpredictability in the time necessary to develop products. Furthermore, the rapid changes in the market and the increasing number of new products available to consumers have increased the degree of consumer acceptance risk with respect to any specific title that the Company may publish. It is expected that this trend will continue and may become more pronounced in the future.

         The Company's rights to license certain of its software products are non-exclusive and, generally, of limited duration, and there is no assurance the Company will be able to continue to obtain new products from developers or to maintain or expand its market share in the event that a competitor offers the same or similar software products. If the Company is unable to develop or acquire new products in a timely manner as revenues decrease from products reaching the end of their natural life cycle, the Company's results of operations will be adversely affected.

COMPETITION FOR SHELF SPACE AND PROMOTIONAL SUPPORT

         Retailers of the Company's products typically have a limited amount of shelf space and promotional resources, and there is intense competition among high-quality educational software products for adequate levels of shelf space and promotional support from retailers. To the extent that the number of consumer software products and computer platforms increases, this competition for shelf space may intensify. Due to increased competition for limited shelf space, retailers and distributors are increasingly in a better position to negotiate favorable terms of sale, including price discounts and product return policies, as well as cooperative market development funds. Retailers often require software publishers to pay fees in exchange for preferred shelf space. The amounts paid to retailers by software publishers for preferred shelf space are customarily determined by arms-length negotiations on a case by case basis, and there is no general formula or industry standard for determining such fees. There can be no assurance that such retailers will continue to purchase the Company's products, provide the Company's products with adequate levels and quality of shelf space or continue to participate with the Company in cooperative advertising, promotional or market development arrangements. In addition, the Company has implemented new promotional programs, including coupon rebates and other various programs through print and television media. These programs may increase the Company's cost of marketing and reduce operating margins.

SIGNIFICANT PRICE REDUCTIONS IN PERSONAL COMPUTER SOFTWARE

         Recently, several major publishers of PC software, including the Company, have significantly reduced the prices of their products with the goal of gaining greater market share. The retail and wholesale prices of many of the Company's products have declined and the Company has introduced new lines of lower-priced software products. There can be no assurance that such price reductions or new product lines will result in an increase in unit sales volume or that prices will not continue to decline in the future. Such a decline would lead to a decrease in the revenues from, and gross margin on, sales of such products in the future and could result in lower cash flow or operating margins.

RISK OF INTERNATIONAL OPERATIONS

         The Company derived approximately 15% of its revenues in the year ended January 4, 1997 from sales occurring outside North America. These revenues are subject to the risks normally associated with international operations, including currency conversion risks, limitations (including taxes) on the repatriation of earnings, slower and more difficult accounts receivable collection, greater difficulty and expense in administering business abroad, complications in complying with foreign laws and the necessity of obtaining requisite export licenses, which on occasion may be delayed or difficult to obtain. In addition, while U.S. copyright law, international conventions and international treaties may provide meaningful protection against unauthorized duplication of software, the laws of foreign jurisdictions may not protect the Company's proprietary rights to the same extent as the laws of the United States. Software piracy has been, and can be expected to be, a persistent problem for participants in the "shrink-wrap" software industry, including the Company. These problems are particularly acute in certain international markets such as South America, the Middle East, the Pacific Rim and the Far East.

PROTECTION OF PROPRIETARY RIGHTS; RISK OF INFRINGEMENT CLAIMS

         The Company relies on a combination of trade secret, copyright, trademark and other proprietary rights laws and license agreements to protect its rights to its software products and related documentation. The Company does not have any patents. United States copyright law, international conventions and international treaties, however, may not provide meaningful protection against unauthorized duplication of the Company's software. The Company generally licenses its externally developed products rather than transferring title and has relied on contractual arrangements with recipients and users of its products to establish certain proprietary rights and to maintain confidentiality of those products protected by trade secret law. Consistent with standard industry practice, the Company's products generally are licensed pursuant to "shrink-wrap" licenses that are not signed by the licensee. The enforceability of such licenses has not been conclusively determined. The Company's products do not contain any mechanisms to prevent or inhibit unauthorized copying.

         The Company has registered numerous trademarks in the United States and Canada, and a smaller number in other countries, for titles or components of its products and has trademark registrations pending in the United States and other countries for various new products.

         Policing unauthorized use of a broadly disseminated product such as PC software is very difficult. Software piracy can be expected to be a persistent problem for the "shrink-wrap" software industry. These problems are particularly acute in certain international markets such as South America, the Middle East, the Pacific Rim and the Far East.

         The Company periodically receives communications alleging or suggesting that its products may incorporate material covered by the copyrights, trademarks or other proprietary rights of third parties. With the increased use of music and animation in CD-ROM products and the increased number of software products on the market generally, the Company is likely to experience an increase in the number of infringement claims asserted against it in the future. With respect to licensed products, the Company is generally indemnified against liability on these matters. The Company's policy is to investigate the factual basis of such communications and to resolve such matters promptly by enforcing its rights, negotiating licenses (if necessary) or taking other appropriate actions.

         In certain circumstances, litigation may be necessary to enforce the Company's proprietary rights, to protect copyrights, trademarks and trade secrets and other intellectual property rights owned by the Company or its licensors, to defend the Company against claimed infringements of the rights of others and to determine the scope and validity of the proprietary rights of the Company and others. Any such litigation, whether with or without merit, could be costly and a diversion of management's attention, which could have an adverse effect on the Company's business, operating results or financial condition. Adverse determinations in litigation relating to any of the Company's products could result in the loss of the Company's proprietary rights, subject the Company to liabilities, require the Company to seek licenses from third parties or prevent the Company from selling that product.

DEPENDENCE ON MAJOR SUPPLIER

         All duplication, assembly and fulfillment, with certain exceptions (including CD-ROMs and products reproduced by OEMs), for all of the Company's U.S. products are provided by one supplier, Bertelsmann AG ("BMG"). Any interruption in BMG's manufacturing, assembly and fulfillment services caused by such transition or otherwise could have a material adverse impact on the Company's business. Although the Company believes that suitable alternative suppliers exist, there can be no assurance that any termination or modification of the agreement with BMG would not result in a short-term business interruption for the Company.

HISTORY OF OPERATING LOSSES

         A variety of factors may cause period-to-period fluctuations in the Company's operating results, including integration of operations resulting from acquisitions of companies, products or technologies, revenues and expenses related to the introduction of new products or new versions of existing products, changes in selling prices, customer delays in purchases in anticipation of upgrades to existing products, currency fluctuations, dealer and distributor order patterns, general economic trends or a slowdown of PC sales and seasonality of customer buying patterns. Historical operating results of the Company and its predecessors cannot be relied upon as indicative of the future performance of the Company. On an historical basis, the Company incurred net losses of $65,960,000 for the year ended January 6, 1996 (after amortization of $18,229,000 of goodwill) and $405,461,000 for the year ended January 4, 1997 (after amortization of $501,330,000 of good will). The Company had net income of $21,145,000 for the year ended December 31, 1994. There can be no assurance that the Company will be profitable in the future.

CAPITAL RESOURCES

         The expansion of the Company's current business involves significant financial risk and capital investment. There is no assurance that financing will be available in the future to meet the needs of the Company for additional investment.

DEPENDENCE ON CONTINUED PERSONAL COMPUTER SALES

         The success of the Company is dependent upon the continuing use of PCs, and especially multimedia PCs, in the consumer and school market. A general decrease in unit sales of PCs or shift to an alternative means of delivery could adversely affect the Company's future results of operations.

VOLATILITY OF STOCK PRICE

         The Common Stock is quoted on the NYSE. The market price of the Common Stock, like that for the shares of many other high technology companies, has been and may continue to be volatile. Recently, the stock market in general and the shares of personal computer software companies in particular have experienced significant price fluctuations. These broad market fluctuations, as well as general economic and political conditions and factors such as quarterly fluctuations in results of operations, the announcement of technological innovations, the introduction of new products by the Company or its competitors and general conditions in the computer hardware and software industries may have a significant impact on the market price of the Common Stock.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. The Company will bear all costs (excluding any underwriting discounts and commissions or expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in taking possession of or disposing of the Shares), fees and expenses incurred in effecting the registration of the Shares covered by this Prospectus, including, without limitation, all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Company, fees and expenses of accountants for the Company, printing expenses and blue sky fees and expenses.

                                THE ACQUISITIONS

LEARNING SERVICES, INC.

         Pursuant to a Stock Purchase Agreement (the "Learning Services Agreement"), dated September 19, 1997, by and among the Company, Learning Services and John Crowder, the sole stockholder of Learning Services (the "Learning Services Stockholder"), the Company acquired all of the outstanding capital stock of Learning Services. As payment for the purchase price, the Company issued 709,976 shares of its Common Stock to the Learning Services Stockholder. In connection with the acquisition of Learning Services, the Company entered into an employment agreement with the Learning Services Stockholder under which the Learning Services Stockholder will perform certain services for the Company through March 19, 1999.

         Pursuant to the terms of the Learning Services Agreement, 70,997 shares of the Common Stock of the Company issued to the Learning Services Stockholder were placed in escrow as a source of indemnification for the Company. These shares are scheduled to be released from escrow upon the date of the issuance of the first independent audit report on the Company's financial statements which include the financial results of Learning Services, provided that shares will not be released from escrow to the extent necessary to secure or satisfy any claim for indemnification made by the Company prior to such date.

SKILLS BANK CORPORATION

         Pursuant to a Merger Agreement (the "Skills Bank Agreement"), dated September 17, 1997, by and among the Company, Newco Acquisition, Inc., Skills Bank, Edison Venture Fund II, L.P., Jake LaMotta, Garry McDaniels, Jan Gombert, Len Hall, Jr., Annette McDaniels and certain other stockholders of Skills Bank (collectively, the "Skills Bank Stockholders"), the Company acquired all of the outstanding capital stock of Skills Bank. As payment for the purchase price, the Company issued 1,069,286 shares of its Common Stock to the Skills Bank Stockholders.

         Pursuant to the terms of the Skills Bank Agreement, 106,930 shares of the Common Stock of the Company issued to the Skills Bank Stockholders were placed in escrow as a source of indemnification for the Company. These shares are scheduled to be released from escrow upon, (i) for items expected to be encountered in the audit process, the earlier of (A) September 29, 1998; and (B) the issuance of the first independent audit report on the Company's financial statements which includes the financial results of Skills Bank; and (ii) for all other items, September 29, 1998, provided that shares will not be released from escrow to the extent necessary to secure or satisfy any claim for indemnification made by the Company prior to such date.

MICROSYSTEMS SOFTWARE, INC.

         Pursuant to an Agreement and Plan of Merger (the "Microsystems Agreement"), dated October 2, 1997, by and among the Company, TLC Acquisition Corp. and Microsystems, the Company acquired all of the outstanding capital stock of Microsystems. As payment for the purchase price, the Company issued 955,819 shares of its Common Stock to the Microsystems Stockholders. In connection with the acquisition of Microsystems, the Company entered into employment agreements with Richard A. Gorgens ("Gorgens") and Nigel R. Spicer ("Spicer") under which Gorgens and Spicer will perform certain services for the Company through September 30, 1999.

         Pursuant to the terms of the Microsystems Agreement, 66,894 shares of the Common Stock of the Company issued to the Microsystems Stockholders were placed in escrow as a source of indemnification for the Company. These shares are scheduled to be released from escrow upon the earlier of (i) the date of the issuance of the audited financial statements for the Company's 1997 fiscal year; and (ii) October 2, 1998, provided that shares will not be released from escrow to the extent necessary to secure or satisfy any claim for indemnification made by the Company prior to such date.

                            THE SELLING STOCKHOLDERS

         The following table sets forth, to the knowledge of the Company, certain information, as of October 30, 1997, with respect to the Selling Stockholders for whom the Company is registering the Shares for resale to the public. The Company will not receive any of the proceeds from the sale of the Shares. The shares of Common Stock covered by this Prospectus were issued to the Selling Stockholders in connection with the acquisitions of Learning Services, Skills Bank and Microsystems.
See "The Acquisitions."

         To the Company's knowledge, none of the Selling Stockholders holds any position or office with, has been employed by, or has otherwise had a material relationship with the Company or any of its subsidiaries within the past three years, except that (i) in connection with the acquisition of Learning Services, the Company entered into an employment agreement with the Learning Services Stockholder under which the Learning Services Stockholder will perform certain services for the Company through March 19, 1999; and (ii) in connection with the acquisition of Microsystems, the Company entered into employment agreements with Gorgens and Spicer under which Gorgens and Spicer will perform certain services for the Company through September 30, 1999. See "The Acquisitions."


                                   Number of                                                      Percentage of
                                   Shares of                               Number of Shares         Shares of
                                 Common Stock           Number of          of Common Stock        Common Stock
                                 Beneficially           Shares of            Beneficially         Beneficially
      Name of Selling             Owned Prior          Common Stock          Owned After           Owned after
        Stockholder             to Offering(1)        Offered Hereby        Offering(1)(2)       Offering (1)(2)
        -----------             --------------        --------------        --------------       ---------------
LEARNING SERVICES
     John W. Crowder(3)           709,976(4)            709,976(4)                0                      0%

SKILLS BANK
     Edison Venture Fund II,      286,361(5)            286,361(5)                0                      0%
     L.P.(3)

     Jan Gombert(3)               162,774(5)            162,774(5)                0                      0%

     Garry L. McDaniels            92,995(5)             92,995(5)                0                      0%
     & Annette
     McDaniels JT Ten(3)

     Leonard W. Hall and           63,597(5)             63,597(5)                0                      0%
     Nancy L. Hall(3)

     Edison Venture Fund           55,069(5)             55,069(5)                0                      0%
     II-Pa, L.P.(3)

     Annette McDaniels(3)          51,214(5)             51,214(5)                0                      0%

     Garry L. McDaniels(3)         46,092(5)             46,092(5)                0                      0%

     Laurie Liskin                 31,619(5)             31,619(5)                0                      0%

     Marcelyn G. Hall              25,607(5)             25,607(5)                0                      0%

     James R. Galloway             17,925(5)             17,925(5)                0                      0%

     Thomas Samph                  22,278(5)             17,925(5)            4,353                      *

     Jean Gombert                   13,657(5)           13,657(5)                 0                      0%

     Jesse Mashbaum                 12,163(5)           12,163(5)                 0                      0%

     Harry G. Schlitt               10,243(5)           10,243(5)                 0                      0%

     Robert N. Armstrong             8,706(5)            8,706(5)                 0                      0%
     and Carol Armstrong

     Patsy Poche                     8,706(5)            8,706(5)                 0                      0%

     Wallace L. Bennett             54,715(5)            8,622(5)            46,093                      *

     Melissa McDaniels               7,938(5)            7,938(5)                 0                      0%

     Martin H. Gerry                 7,682(5)            7,682(5)                 0                      0%
     SEP/IRA

     Nicholas F. Rayder              7,682(5)            7,682(5)                 0                      0%

     Charles D.                     71,183(5)            6,976(5)            64,207                      *
     LaMotta (3)

     Nancy L. Hall and               6,325(5)            6,325(5)                 0                      0%
     Adam L. Hall

     Larry D. Davis                  5,205(5)            5,205(5)                 0                      0%

     Michael M. Behrmann             5,121(5)            5,121(5)                 0                      0%
     and June K. Behrmann

     The Living Trust,               5,121(5)            5,121(5)                 0                      0%
     dated October 1, 1993,
     of Thomas R. Benefiel
     and Janice H. Benefiel
     Trustors and/or
     Trustees

     Edward G. R. Chalker,           5,121(5)            5,121(5)                 0                      0%
     II

     Thomas R. Cronin, as            5,121(5)            5,121(5)                 0                      0%
     Trustee of the Thomas
     R. Cronin Trust Dated
     April 10, 1992

     Ms. Leona Draper                5,121(5)            5,121(5)                 0                      0%

     Nelson E. Fenwick               5,121(5)            5,121(5)                 0                      0%

     Sam F. and June S.              5,121(5)            5,121(5)                 0                      0%
     Hamra

     R. Hart Mcintyre                5,121(5)            5,121(5)                 0                      0%

     Le Roy J. Riedy                 5,121(5)            5,121(5)                 0                      0%

     Ray C. Rist and                 5,121(5)            5,121(5)                 0                      0%
     Marlee C. Rist

     Steven G. Rustman               5,121(5)            5,121(5)                 0                      0%

     Jerry F. Steelman and           5,121(5)            5,121(5)                 0                      0%
     Peggy J. Steelman

     Richard W. Ter Maat             5,121(5)            5,121(5)                 0                      0%

     Stewart Way                     5,121(5)            5,121(5)                 0                      0%

     Todd A. Wills                   5,121(5)            5,121(5)                 0                      0%

     Ed Sontag                       3,585(5)            3,585(5)                 0                      0%

     Aryeh L. Sonnenberg             3,033(5)            3,033(5)                 0                      0%

     Jeffri Brookfield               2,561(5)            2,561(5)                 0                      0%

     Charles R. Campbell             2,561(5)            2,561(5)                 0                      0%

     Audrey A. Chengelis             2,561(5)            2,561(5)                 0                      0%

     Marty J. McGihon and            2,561(5)            2,561(5)                 0                      0%
     Christopher C.
     McGihon

     Kathleen Stremel                2,561(5)            2,561(5)                 0                      0%

     MLPF&S Custodian                2,561(5)            2,561(5)                 0                      0%
     for Mr. Derry R.
     Thompson IRRA, FBO
     Mr. Derry R. Thompson

     Roy F. Yahl and                 2,561(5)            2,561(5)                 0                      0%
     Marynell Yahl

     William Kearney                 7,818(5)            1,928(5)             5,890                      *

     Barbara Lee Wilcox              1,793(5)            1,793(5)                 0                      0%

     Carolyn M. Sherman              1,280(5)            1,280(5)                 0                      0%

     Adam Smith                      1,280(5)            1,280(5)                 0                      0%

     Jenifer Smith                   1,280(5)            1,280(5)                 0                      0%

     Louis S. Barber                 1,058(5)            1,058(5)                 0                      0%

     Loren Sucher                    7,554(5)              896(5)             6,658                      *

     Patricia Mullinix and             871(5)              871(5)                 0                      0%
     Carawan E. Peed Jr.

     David Thomas                      630(5)              630(5)                 0                      0%

     Kathleen M. Hurly              26,119(5)              512(5)            25,607                      *

     Mark K. Jones                  10,755(5)              512(5)            10,243                      *

     Edward Zaron, Jr.                 512(5)              512(5)                 0                      0%

     Arthur L. Giovannetti             282(5)              282(5)                 0                      0%

MICROSYSTEMS

     Richard A. Gorgens(3)         504,134(6)          504,134(6)                 0                      0%

     Debra C. Gorgens(3)           209,744(6)          209,744(6)                 0                      0%

     K Gorgens Spray Trust          74,908(6)           74,908(6)                 0                      0%

     J Gorgens Spray Trust          74,908(6)           74,908(6)                 0                      0%

     Nigel Spicer(3)                74,910(6)           41,199(6)            33,711                      *

     James Kendall                  22,472(6)           22,472(6)                 0                      0%

     Reed Lewis                     17,079(6)            9,887(6)             7,192                      *

     Larry Mason                     5,842(6)            3,595(6)             2,247                      *

     Alan Smith(3)                  11,986(6)            2,996(6)             8,990                      *

     William Kilroy                  4,794(6)            2,097(6)             2,697                      *

     Janet Erickson                  3,895(6)            1,947(6)             1,948                      *

     Glenn Martyn                    5,993(6)            1,498(6)             4,495                      *

     Peter Chesla                    1,123(6)            1,123(6)                 0                      0%

     Susan Getgood                   5,018(6)              898(6)             4,120                      *

     Kevin Driscoll                  2,696(6)              898(6)             1,798                      *

     Mark Stearns                    1,348(6)              898(6)               450                      *

     Amy Laflamme                    2,996(6)              749(6)             2,247                      *

     Teresa McGrath                  1,947(6)              449(6)             1,498                      *

     David Norquist                  1,374(6)              449(6)               898                      *

     Kimberly Baril                    748(6)              299(6)               449                      *

     James Mourey                    2,247(6)              224(6)             2,023                      *

     Elizabeth Gallagher               449(6)              149(6)               300                      *

     Henry Nguyen                      449(6)              149(6)               300                      *

     Kirstie Spicer                    449(6)              149(6)               300                      *

----------------------
* Less than one percent of the number of shares of Common Stock outstanding.

(1) The number of Shares beneficially owned is determined under rules promulgated by the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any Shares as to which the individual has sole or shared voting power or investment power and also any Shares which the individual has the right to acquire within 60 days after October 30, 1997 through the exercise of any stock option or other right. The inclusion herein of such Shares, however, does not constitute an admission that the Selling Stockholders are direct or indirect beneficial owners of such Shares. The Selling Stockholders have sole voting power and investment power with respect to all Shares listed as owned by the Selling Stockholders.

(2) It is unknown if, when or in what amounts a Selling Stockholder may offer Shares for sale and there can be no assurance that the Selling Stockholders will sell any or all of the Shares offered hereby. Because the Selling Stockholders may offer all or some of the Shares pursuant to this Offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares that will be held by the Selling Stockholders after completion of the Offering, no estimate can be given as to the amount of the Shares that will be held by the Selling Stockholders after completion of the Offering. However, for purposes of this table, the Company has assumed that, after completion of the Offering, no Shares will be held by the Selling Stockholders.

(3) Each of these stockholders has agreed that he, she or it will not sell, transfer or otherwise dispose of, or reduce his, her or its interest or risk relating to shares of Common Stock of the Company until at such time as the Company has published (within the meaning of Accounting Series Release No. 130, as amended, of the Commission) financial results covering at least 30 days of combined operations (the
         "Combined Financial Results") of the Company and Learning Services, Skills Bank or Microsystems, as the case may be. The Company expects the Combined Financial Results to be published at the time of publication of the Company's year end financial results for the fiscal year ending January 3, 1998.

(4) Includes 70,997 shares of Common Stock placed in escrow pursuant to the terms of the Learning Services Agreement.

(5) Includes the following shares of Common Stock placed in escrow pursuant to the terms of the Skills Bank Agreement: Edison Venture Fund II, L.P. (28,587); Jan Gombert (16,277); Garry McDaniels & Annette McDaniels JT Ten (9,300); Leonard W. Hall and Nancy L. Hall (6,360); Edison Venture Fund II-Pa, L.P. (5,506); Annette McDaniels (5,121); Garry L. McDaniels (4,609); Laurie Liskin (3,162); Marcelyn G. Hall (2,561); James R. Galloway (1,792); Thomas Samph (1,792); Jean Gombert (1,365); Jesse Mashbaum (1,216); Harry G. Schlitt (1,024); Robert N. Armstrong and Carol Armstrong (870); Patsy Poche (870); Wallace L. Bennett (862); Melissa McDaniels (794); Martin H. Gerry SEP/IRA (768); Nicholas F. Rayder (768); Charles D. LaMotta (697); Nancy L. Hall and Adam L. Hall
         (633); Larry D. Davis (521); Michael M. Behrmann and June K. Behrmann
         (512); The Living Trust, dated October 1, 1993, of Thomas R. Benefiel and Janice H. Benefiel Trustors and/or Trustees (512); Edward G. R. Chalker, II (512); Thomas R. Cronin, as Trustee of the Thomas R. Cronin Trust Dated April 10, 1992 (512); Leona Draper (512); Nelson E. Fenwick
         (512); Sam F. and June S. Hamra (512); R. Hart Mcintyre (512); Le Roy
         J. Riedy (512); Ray C. Rist and Marlee C. Rist (512); Steven G. Rustman
         (512); Jerry F. Steelman and Peggy J. Steelman (512); Richard W. Ter Maat (512); Stewart Way (512); Todd A. Wills (512); Ed Sontag (358); Aryeh L. Sonnenberg (304); Jeffri Brookfield (256); Charles R. Campbell
         (256); Audrey A. Chengelis (256); Marty J. McGihon and Christopher C. McGihon (256); Kathleen Stremel (256); MLPF&S Custodian for Mr. Derry
         R. Thompson IRRA, FBO Mr. Derry R. Thompson (256); Roy F. Yahl and Marynell Yahl (256); William Kearney (193); Barbara Lee Wilcox (180); Carolyn M. Sherman (128); Adam Smith (128); Jenifer Smith (128); Louis
         S. Barber (106); Loren Sucher (89); Patricia Mullinix and Carawan E. Peed, Jr. (87); David Thomas (63); Kathleen M. Hurly (51); Mark K. Jones (51); Edward Zaron, Jr. (51); and Arthur L. Giovannetti (28).

(6) Includes the following shares of Common Stock placed in escrow pursuant to the terms of the Microsystems Agreement: Richard A. Gorgens (35,289); Debra C. Gorgens (14,682); K Gorgens Spray Trust (5,243); J. Gorgens Spray Trust (5,243); Nigel Spicer (2,883); James Kendall (1,573); Reed Lewis (692); Larry Mason (251); Alan Smith (209); William Kilroy (146); Janet Erickson (136); Glenn Martyn (104); Peter Chesla
         (78); Susan Getgood (62); Kevin Driscoll (62); Mark Stearns (62); Amy Laflamme (52); Teresa McGrath (31); David Norquist (31); Kimberly Baril
         (20); James Mourey (15); Elizabeth Gallagher (10); Henry Nguyen (10); and Kirstie Spicer (10).


                              PLAN OF DISTRIBUTION

         The Shares covered hereby may be offered and sold from time to time by the Selling Stockholders, or by their pledgees, donees, transferees or other successors in interest. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in the over-the-counter market or otherwise, at prices related to the then current market price or in negotiated transactions, including pursuant to one or more of the following methods: (i) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (ii) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (iii) block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. In effecting sales, broker-dealers engaged by the Selling Stockholders, or by their pledgees, donees, transferees or other successors in interest may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholders, or from their pledgees, donees, transferees or other successors in interest in amounts to be negotiated immediately prior to the sale.

         In offering the Shares covered hereby, the Selling Stockholders, or their pledgees, donees, transferees or other successors in interest and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any of the Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Microsystems Stockholders have agreed to indemnify in certain circumstances the Company and certain related persons against certain liabilities, including liabilities under the Securities Act.

         The Company has agreed with the Selling Stockholders to keep the Registration Statement of which this Prospectus constitutes a part effective until the earlier of (i) such time as all of the Shares have been disposed of pursuant to and in accordance with such Registration Statement or pursuant to Rule 144 under the Securities Act or any other applicable exemption under the Securities Act without additional restriction upon public resale or are eligible for resale pursuant to Rule 144(k) under the Securities Act; or (ii) October 2, 1998. The Company intends to de-register any of the Shares not sold by the Selling Stockholders at the end of such period.


                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Neal S. Winneg, General Counsel of the Company. Mr. Winneg owns options to purchase an aggregate of 98,750 shares of Common Stock, which are to become exercisable in periodic installments through January 1999.

                                     EXPERTS

         The consolidated balance sheets as of January 4, 1997 and January 6, 1996 and the consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended January 4, 1997, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of the firm as experts in accounting and auditing.

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION OF AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE HEREOF.

                                 ---------------

                                TABLE OF CONTENTS
                                                  PAGE
Available Information........................       3
Incorporation of Certain Documents
  By Reference...............................       3
Special Note Regarding Forward-Looking
  Information................................       4
The Company..................................       5
Risk Factors.................................       7
Use of Proceeds..............................      12
The Acquisitions.............................      13
The Selling Stockholders.....................      14
Plan of Distribution.........................      18
Legal Matters................................      19
Experts......................................      19

                                 ---------------


                           THE LEARNING COMPANY, INC.




                                2,735,081 SHARES
                                  COMMON STOCK










                                 --------------

                                   PROSPECTUS

                                 --------------









                               November ___, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Company (except expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in taking possession of or disposing of the Shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee - Securities and Exchange Commission...................... $14,637
Legal fees and expenses of the Company............................... $25,000
Accounting fees and expenses......................................... $10,000
Printing expenses.................................................... $ 3,500
Miscellaneous expenses............................................... $ 6,863

         Total Expenses.............................................. $60,000
                                                                      ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 102 of the Delaware General Corporation Law, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

         Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 8 of the Company's Restated Certificate of Incorporation, as amended, provides for elimination of directors' personal liability and indemnification as follows:

         "8.      LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS

         8.1 ELIMINATION OF CERTAIN LIABILITIES OF DIRECTORS. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the

Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Section to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Section by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         8.2      INDEMNIFICATION AND INSURANCE.

                  8.2.1 RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to its fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability, and loss (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act of 1974, excise taxes or penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors, and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

                  8.2.2 NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate, Bylaw, agreement, vote of stockholders, or disinterested directors or otherwise.

                  8.2.3 INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the Delaware General Corporation Law."

         The Company has purchased directors' and officers' liability insurance which would indemnify the directors and officers of the Company against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such. In addition, certain of the Company's directors may be entitled to indemnification and advancement of expenses under the charter documents of Tribune Company and may be covered by directors' and officers' liability insurance maintained by Tribune Company.

ITEM 16.          EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION

5.1      Opinion of Neal S. Winneg, Esq.

23.1     Consent of Coopers & Lybrand, L.L.P.

23.2 Consent of Neal S. Winneg, Esq., included in Exhibit 5.1 filed herewith.

24.1     Power of Attorney (See page II-5 of this Registration Statement).


ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 17th day of November, 1997.


                                         THE LEARNING COMPANY, INC.



                                         By: /s/ Michael J. Perik
                                             ----------------------------------
                                             Michael J. Perik
                                             Chairman of the Board and Chief
                                             Executive Officer


                                POWER OF ATTORNEY

         We, the undersigned officers and directors of The Learning Company, Inc., hereby severally constitute Michael J. Perik, R. Scott Murray and Neal S. Winneg, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable The Learning Company, Inc. to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                Signature                                Title                                        Date
                ---------                                -----                                        ----
/s/ Michael J. Perik                     Chairman of the Board and Chief Executive              November 17, 1997
-------------------------------------    Officer (Principal Executive Officer)
   Michael J. Perik


/s/ R. Scott Murray                      Executive Vice President and Chief Financial           November 17, 1997
-------------------------------------    Officer (Principal Financial and Accounting
   R. Scott Murray                       Officer)


/s/ Kevin O'Leary                        President and Director                                 November 17, 1997
-------------------------------------
   Kevin O'Leary

/s/ Lamar Alexander
-------------------------------------        Director                                November 17, 1997
   Lamar Alexander


 /s/ Michael A. Bell
-------------------------------------        Director                                November 17, 1997
   Michael A. Bell


/s/ James C. Dowdle
-------------------------------------        Director                                November 17, 1997
   James C. Dowdle



-------------------------------------        Director                                November __, 1997
   Robert Gagnon


/s/ Charles L. Palmer
-------------------------------------        Director                                November 17, 1997
  Charles L. Palmer



-------------------------------------        Director                                November __, 1997
  Carolynn N. Reid-Wallace



/s/ Robert A. Rubinoff
-------------------------------------        Director                                November 17, 1997
   Robert A. Rubinoff



/s/ Scott M. Sperling
-------------------------------------        Director                                November 17, 1997
   Scott M. Sperling

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                                   DESCRIPTION
------                                   -----------

5.1      Opinion of Neal S. Winneg, Esq.

23.1     Consent of Coopers & Lybrand, L.L.P.

23.2 Consent of Neal S. Winneg, Esq., included in Exhibit 5.1 filed herewith.

24.1     Power of Attorney (See page II-5 of this Registration Statement).